Exhibit 11
  DEL ELECTRONICS CORP. AND SUBSIDIARIES

  COMPUTATION OF EARNINGS PER COMMON SHARE
  FISCAL YEAR ENDED JULY 29, 1995

                                                                        Fully
                                                       Primary         Diluted
                                                     ----------       ----------
Reconciliation  of net  income  per
 statement of income to amount used
 in earnings per computation:

Net Income                                           $1,905,209       $1,905,209


Assumed  reduction of - Interest on
 short-term debt, net of tax effect
 on application of assumed proceeds
 from  exercise of options  subject
 to limitations  under the Modified
 Treasury   Stock   method                               53,997           47,954
                                                     ----------       ----------

Net income, as adjusted                              $1,959,206       $1,953,163
                                                     ==========       ==========

Reconciliation  of weighted average
 number  of shares  outstanding  to
 amount used in earnings  per share
 computation:

Weighted  average  number of shares
 outstanding                                          4,072,337        4,072,337

Add - shares  issuable from assumed
 exercise  of  options  subject  to
 limitations   under  the  Modified
 Treasury   Stock  method                               825,037          845,695
                                                     ----------       ----------

Weighted  average  number of shares
 outstanding as adjusted                              4,897,374        4,918,032
                                                     ==========       ==========


Net income per common share                          $      .40       $      .40
                                                     ==========       ==========




     The Company utilized the Modified Treasury Stock method for computing net income per common share. Under this method, the funds obtained by the assumed exercise of all options and warrants were applied to repurchase common stock at the average market price but limited to an amount of repurchased shares to no greater than 20% of the then outstanding actual common shares. Any assumed funds still available after the repurchase of 20% of outstanding actual common shares were assumed to be utilized to reduce the existing short-term debt. The adjustment to net income has been shown net of tax effect of 30.5%.